EXHIBIT 23.1

Consent of Independent Registered Public Accounting Firm

We hereby consent to the incorporation by reference of our report dated December 17, 2024, relating to the audits of the consolidated balance sheets of cbdMD, Inc. and subsidiaries (the “Company”) as of September 30, 2024 and 2023 and the related consolidated statements of operations, comprehensive income (loss), shareholders’ (deficit) equity, and cash flows for the years then ended, included in the Company’s Annual Report on Form 10-K for the year ended September 30, 2024, which is filed with the United States Securities and Exchange Commission (the “SEC”), in the Company’s (i) Registration Statement on Form S‑1, as amended
(SEC File No. 333-270502), as declared effective by the SEC on September 28, 2018; (ii) Registration Statement on Form S-8 (SEC File No. 333-227746) as filed with the SEC on October 9, 2018; (iii) Registration Statement on Form S-3, as amended (SEC File No. 333-264143), as declared effective by the SEC on April 21, 2022; (iv) Registration Statement on Form S-8 (SEC File No. 333-233291) as filed with the SEC on August 15, 2019; (v) Registration Statement on Form S-8 (SEC File No. 333-252481) as filed with the SEC on January 27, 2021; (vi) Registration Statement on Form S‑8 (SEC File No. 333-254974) as filed with the SEC on April 1, 2021; and (vii) Registration Statement on Form S-1 (SEC File No. 333-277124) as filed with the SEC on February 16, 2024.

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/s/ Cherry Bekaert LLP

Charlotte, North Carolina

December 18, 2024